SUBSCRIPTION AGREEMENT


                                December 16, 1998



New Providence Investment Trust
c/o the Nottingham Company
105 North Washington Street
Post Office Drawer 69
Rocky Mount, NC 27802-0069

Ladies and Gentlemen:

         New Providence Investment Trust ("Trust"), a Massachusetts business trust, proposes to make a continuous public offering of its shares, par value $
 .01 per share, of a newly created series of the Trust, the Intrinsic Value Fund ("Fund") as set forth below, pursuant to a post-effective amendment to its amended registration statement on Form N-1A ("Registration Statement"), which was filed with the Securities and Exchange Commission on October 22, 1998. In order to provide the Fund with initial seed capital, Atlanta Investment Counsel, LLC ("AIC") hereby agrees to purchase 10 shares of the Fund in accordance with the terms and conditions set forth below.

1. Purchase of Shares. AIC hereby agrees to purchase from the Fund 10 shares at a price of $10.00 per share for an aggregate purchase price of $100.00.

2. Payment of Purchase Price. AIC will pay to the Fund by check or wire transfer, within two business days hereof, $100.00 to be allocated to the Fund as set forth above.

3. Agreement Not to Sell Shares. AIC acknowledges that the shares have not been and will not be, registered under the federal securities laws and that, therefore, the Trust and the Fund are relying on certain exemptions from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the shares. AIC also understands that any resale of the shares, or any part thereof, may be subject to restrictions under the federal securities laws, and that AIC may be required to bear the economic risk of any investment in the shares for an indefinite period of time. Accordingly, AIC hereby agrees not to sell, hypothecate or otherwise dispose of any of the shares unless the shares have been registered under the Securities Act of 1933, as amended ("1933 Act"), and any applicable state securities laws or, in the opinion of counsel for the Trust, valid exemptions from the registration requirements of the 1933 Act and those state laws are available.

4. Representations, Warranties and Acknowledgements. AIC represents and warrants that it is acquiring the shares for its own account for investment and not with any view to resale or further distribution thereof, and that it has no present intention to redeem any of the shares. AIC acknowledges and agrees that in the event any of the shares are redeemed prior to complete amortization by the Fund of any deferred organization expenses, the amount payable by the Fund upon redemption of such shares shall be reduced by the pro rata share (based on the number of shares redeemed and the total number of shares then outstanding) of any Fund unamortized organization expenses as of the date of such redemption.

5. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the Commonwealth of Massachusetts.

         If the foregoing letter is in accordance with your understanding of our agreement, please so indicate in the space provided below for that purpose, whereupon this letter will become a binding agreement between us in accordance with its terms.



                                   Very truly yours,


                                   Atlanta Investment Counsel, LLC


                                   BY:  /s/ C. Douglas Davenport
                                       _______________________________
                                         C. Douglas Davenport
                                         Chairman and Chief Executive Officer



         The foregoing Subscription Agreement is hereby confirmed and accepted as of the date first above written.


         NEW PROVIDENCE INVESTMENT TRUST


         BY: /S Jack E. Brinson
            ___________________________
               Jack E. Brinson
               Chairman